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                                                                    EXHIBIT 23.2

                          CONSENT OF ERNST & YOUNG LLP


     We consent to the references to our firm in the Amendment No. 1 to the Registration Statement on Form S-4 and related Proxy Statement/Prospectus of Hewlett-Packard Company ("HP") for the registration of shares of HP common stock to be issued in connection with the merger of a subsidiary of HP with and into Convex Computer Corporation ("Convex") and to the incorporation by reference therein of our reports dated February 17, 1995 with respect to the consolidated financial statements and schedules of Convex included in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.


                                                               ERNST & YOUNG LLP

Dallas, Texas

November 7, 1995